Exhibit 23

[Cawley, Gillespie & Associates, Inc., letterhead]

February 29, 2012

San Juan Basin Royalty Trust

Compass Bank, Trustee

300 W. 7th St., Suite B

Fort Worth, Texas 76102

Ladies and Gentlemen:

Cawley, Gillespie & Associates, Inc. hereby consents to the use of the oil and gas reserve information in the San Juan Basin Royalty Trust Securities & Exchange Commission Form 10-K for the year ended December 31, 2011 and in the San Juan Basin Royalty Trust Annual Report for the year ended December 31, 2011 based on reserve reports prepared by Cawley, Gillespie & Associates, Inc. and dated February 29, 2012.

Sincerely,

/s/ Cawley, Gillespie & Associates, Inc.
CAWLEY, GILLESPIE & ASSOCIATES, INC.